Consent of Independent Auditors

We consent to the reference to our firm under the caption "Experts" in the Registration Statement of Form S-8 for 86,000,000 shares of common stock, par value $1.00 per share, pertaining to the 1995 Equity Incentive Compensation Plan of Morgan Stanley Group Inc. and to the incorporation by reference of our report dated January 4, 1996, with respect to the consolidated financial statements and financial statement schedule of Morgan Stanley Group Inc. incorporated by reference and included in its Annual Report on Form 10-K for the fiscal period ended November 30, 1995, filed with the Securities and Exchange Commission.



/s/ Ernst & Young LLP

New York, New York
July 22, 1996